As filed with the Securities and Exchange Commission on June 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REAL INDUSTRY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-3783818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15301 Ventura Boulevard, Suite 400

Sherman Oaks, California 91403

(805) 435-1255

(Address of Principal Executive Offices)

Real Industry, Inc. Amended and Restated 2015 Equity Award Plan

(Full title of the Plan)

Craig T. Bouchard

Chief Executive Officer and Chairman of the Board

Real Industry, Inc.

15301 Ventura Boulevard, Suite 400

Sherman Oaks, California 91403

(805) 435-1255

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Murray A. Indick, Esq.

Jeffrey C. Selman, Esq.

Crowell & Moring LLP

275 Battery St., 23rd Floor

San Francisco, CA 94111

(415) 986-2800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, or “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value, including related rights to purchase Series A Junior Participating Preferred Stock (4)	1,945,890(2)	$11.03(3)	$21,463,166.70(3)	$2,494.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of the common stock, par value $0.001 per share, of the Registrant (“Common Stock”) shown in the table, an indeterminate number of shares of the Registrant’s Common Stock which, by reason of certain events specified in the Real Industry, Inc. Amended and Restated 2015 Equity Award Plan (the “Plan”), may become subject to issuance pursuant to the Plan.
(2)	Represents the number of shares of Common Stock available for issuance pursuant to the Plan. This includes 345,890 shares approved for issuance under the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan (the “Former Plan”). These 345,890 shares have been rolled into the Plan pursuant to the approval of the Board of Directors of the Registrant on April 10, 2015 and approval by the Registrant’s stockholders on May 28, 2015.
(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock on June 1, 2015, as quoted on the Nasdaq Global Select Market.
(4)	Each share of the Registrant’s Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreement, dated as of October 27, 2007, as amended, (the “Rights Agreement”), between the Registrant and the rights agent named therein, includes Series A Junior Participating Preferred Stock purchase rights (the “Rights”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s Common Stock and have no value except as reflected in the market price of the shares to which they are attached.

EXPLANATORY NOTE

This Registration Statement is being filed by Real Industry, Inc., a Delaware corporation (formerly known as Signature Group Holdings, Inc.) to register an aggregate of 1,945,890 shares of Common Stock issuable pursuant to the Plan, as defined above.

The Plan replaces the Former Plan. The Former Plan was originally approved by the Registrant’s stockholders on May 18, 2006. An amendment to the Former Plan was approved by Registrant’s stockholders on July 24, 2012. No further awards will be made under the Former Plan. According to the terms of the Plan, the number of shares of Common Stock (not to exceed 345,890) that remained available for grant under the Former Plan as of May 28, 2015 and any shares of Common Stock (not to exceed 1,030,070) that otherwise would have been returned to the Former Plan after May 28, 2015 on account of the expiration, cancellation or forfeiture of awards granted thereunder (collectively, the “Carryover Shares”), are to be included in the reserve of shares of Common Stock available for issuance under the Plan (the “Plan Share Reserve”).

A total of 345,890 Carryover Shares were includible in the Plan Share Reserve as of June 5, 2015 (the “Currently Available Carryover Shares”). The Registrant has previously registered the Currently Available Carryover Shares for issuance under the Plan pursuant to a Registration Statement on Form S-8, which was filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2006, as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on January 10, 2014 (the “Prior Registration Statement”).

Concurrently with the filing of this Registration Statement, the Registrant is filing a Post-Effective Amendment No. 2 to the Prior Registration Statement, in order to deregister the Currently Available Carryover Shares therefrom. The Prior Registration Statement shall continue to cover those shares of Common Stock which underlie previous grants of stock options or restricted stock to Registrant’s employees, consultants, directors or advisors pursuant to the Former Plan.

Please note that, to the extent any additional Carryover Shares that as of June 5, 2015 underlie outstanding awards under the Former Plan, and which otherwise would have been returned to the Former Plan on account of the expiration, cancellation or forfeiture of such outstanding awards if such expiration, cancellation or forfeiture had occurred prior to May 28, 2015, those Carryover Shares instead will be included in the Plan Share Reserve for issuance under the Plan. Accordingly, the Registrant intends to periodically file additional post-effective amendment(s) to its applicable Registration Statements on Form S-8 in order to register such additional Carryover Shares under this Registration Statement, rather than the Prior Registration Statement, as such shares are carried over from the Former Plan to this Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be sent or given to the participants in the Plan as specified by Rule 428 under the Securities Act. According to the Note to Part I of Form S-8, such documents will not be filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 12, 2015;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on November 17, 2014; January 12, 2015; January 12, 2015 as amended by that Amendment No. 1 on Form 8-K/A filed with the SEC on January 15, 2015; January 21, 2015; January 27, 2015; February 2, 2015; February 5, 2015; February 10, 2015; February 23, 2015; February 25, 2015; March 5, 2015 as amended by that Amendment No. 1 on Form 8-K/A filed with the SEC on May 11, 2015; March 13, 2015; March 16, 2015; March 19, 2015; April 2, 2015; April 16, 2015; April 30, 2015; and June 1, 2015.

(d)	Description of the Plan in the Registrant’s definitive proxy statement on Schedule 14A filed with the SEC on April 20, 2015, and all amendments or reports filed for the purpose of updating such description.

(e)	Description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on March 17, 1993, as amended by that Amendment No. 1 on Form 8-A/A filed with the SEC on January 13, 2014 and that Amendment No. 2 on Form 8-A/A filed with the SEC on April 16, 2015, and all amendments or reports filed for the purpose of updating such description.

(f)	Description of the Rights Agreement contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, as amended by that Amendment No. 1 on Form 8-A/A filed with the SEC on August 4, 2011 and that Amendment No. 2 on Form 8-A/A filed with the SEC on October 16, 2013 and that Amendment No. 3 on Form 8-A/A filed with the SEC on January 2, 2014, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, our charter contains provisions that eliminate the personal liability of our directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under DGCL Section 174 (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our charter provides that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	we may indemnify our other employees and agents as set forth in the DGCL;

•	we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in our charter are not exclusive.

The Registrant entered into indemnification agreements with its directors and executive officers that are similar in scope to the indemnification described above.

We carry liability insurance for our directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant files the exhibits identified below.

Exhibit Number	Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith

3.1	Second Amended and Restated Certificate of Incorporation of Signature Group Holdings, Inc.	8-K	001-08007	3.1	January 2, 2014

3.2	Amendment to the Second Amended and Restated Certificate of Incorporation of Signature Group Holdings, Inc.	8-K	001-08007	3.1	June 1, 2015

3.3	Second Amended and Restated Bylaws of Signature Group Holdings, Inc.	8-K	001-08007	3.1	January 2, 2014

4.1	Form of Stock Certificate for Common Stock of Signature Group Holdings, Inc.	8-K	001-08007	4.1	January 2, 2014

4.2	Rights Agreement, dated October 23, 2007, between the Registrant and Mellon Investor Services LLC.	8-K	001-08007	4.1	October 27, 2007

4.3	First Amendment, dated as of July 28, 2011, to the Rights Agreement.	8-K	001-08007	4.1	August 3, 2011

4.4	Rights Agreement Amendment and Assignment, dated January 2, 2014, between the Registrant and Computershare.	8-K	001-08007	4.3	January 2, 2014

4.5	Form of Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant.	8-K	001-08007	4.2	January 2, 2014

4.6	Signature Group Holdings, Inc. 2015 Equity Award Plan.	DEFA14A	001-08007	Appendix B	April 20, 2015

4.7	Real Industry Inc. Amended and Restated 2015 Equity Award Plan.	8-K	001-08007	10.1	June 1, 2015

5.1	Opinion of Crowell & Moring LLP with respect to the legality of the Common Stock registered hereby.					X

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP.					X

23.2	Consent of Ernst & Young LLP.					X

23.3	Consent of Crowell & Moring LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S–8 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on this 5th day of June 2015.

REAL INDUSTRY, INC.

By:	/s/ CRAIG T. BOUCHARD
Name:	Craig T. Bouchard
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Craig T. Bouchard and Kyle Ross, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of June 5, 2015 by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ CRAIG T. BOUCHARD Craig T. Bouchard	Chief Executive Officer and Chairman on the Board

/s/ KYLE ROSS Kyle Ross	Executive Vice President and Chief Financial Officer

/s/ PETER C.B. BYNOE Peter C.B. Bynoe	Director

/s/ PATRICK DECONINCK Patrick Deconinck	Director

/s/ WILLIAM HALL William Hall	Director

/s/ PATRICK E. LAMB Patrick E. Lamb	Director

/s/ RAJ MAHESHWARI Raj Maheshwari	Director

/s/ PHILIP G. TINKLER Philip G. Tinkler	Director